AMENDED AND RESTATED
KEY EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED KEY EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of April 26, 2010 (the “Effective Date”), by and between CYBERDEFENDER CORPORATION, a California Corporation (the “Company”), and Igor Barash (“Executive”).

RECITALS

WHEREAS, this Agreement amends and restates in its entirety the Key Executive Employment Agreement, dated as of July 1, 2008, between the Company and Executive (the “Original Agreement”);

WHEREAS, the parties are entering into this Agreement in order to set forth and confirm their respective rights and obligations with respect to Executive’s employment by the Company.

NOW THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

AGREEMENT

1.           Employment.  Company hereby hires Executive as its Chief Information Officer.

2.           Duties; Policies.  Executive agrees to serve as the Chief Information Officer as defined in Exhibit “A” attached and incorporated herein by reference, subject to the terms set forth in this Agreement.  Executive hereby accepts such employment on the terms and conditions described herein.  Executive agrees that he shall serve in his capacity as Chief Information Officer on a full-time basis to the Company.  Notwithstanding the foregoing, the Company acknowledges that Executive has other business and ownership interests and may serve on one or more other boards of directors of companies in which Executive is a stockholder or owner. Subject to the provisions of Section 11 herein, the Company acknowledges and consents to the continuation of any such business and ownership interests and board seats, provided they do not interfere with Executive’s duties under this Agreement and provided that the business and ownership interests and relationships do not compete with the business of the Company. Executive shall obtain the prior written approval of the Company’s board of directors (the “Board”) (which approval shall not be unreasonably withheld), before Executive shall be entitled to serve as a director on the governing boards of other for-profit or not-for-profit entities and to retain any compensation and benefits resulting from such service in addition to those disclosed prior to entering into this Agreement, so long as such service does not unduly interfere with his duties and obligations under this Agreement.

3.           Standard of Performance.   Executive shall at all times faithfully and industriously and to the best of Executive’s ability, experience, and talents perform the duties that may be required of Executive consistent with Executive’s position and as may be assigned to Executive from time to time by the Board and as specifically described in Exhibit “A.”

4.           Term.  The term of Executive’s employment pursuant to this Agreement commenced as of January 1, 2010 (the “Commencement Date”) and shall continue until December 31, 2012 (the “End Date”), or upon termination of this Agreement described in Section 9 below, whichever shall occur first (the “Term”). The Term shall include each renewal term prior to the termination of this Agreement.

5.           Renewal.  If this Agreement has not been previously terminated pursuant to Section 9 below, then, without further action by either party, this Agreement shall be renewed for a successive period of 1 year from the End Date, and in each succeeding year thereafter for an additional 1 year renewal Term or, in each case until termination as described herein, unless Executive is otherwise notified in writing at least 120 days before the End Date (or the end of any renewal Term).

6.           Compensation; Benefits.

a.
Annual Salary. Executive shall receive a base salary of $218,750 per year, payable bi-monthly, in substantially equal amounts, in accordance with the Company’s payroll practices from time to time in effect (“base salary”).  The Company and Executive agree to review Executive’s base salary at least every six months and the Board may in its discretion increase Executive’s base salary at such intervals without amendment or modification of this Agreement; provided, however, if at any time during the Term a compensation committee of the Board shall be constituted, then the compensation committee shall be responsible for such reviews and decisions regarding any increase(s) in Executive’s base salary.

b.
Options.  The unvested portion of the option grant for 150,000 shares provided to Executive pursuant to the Original Agreement (the “Initial Option Grant”) shall continue vest in equal monthly increments through July 1, 2012, with the final monthly increment vesting on such date. In addition to the Initial Option Grant, the Company hereby grants Executive an option to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the OTC Bulletin Board reported by Bloomberg LP on the date this Agreement is approved by the Board, which shall vest in equal monthly increments over the 3-year term of this Agreement.  All unvested options held by Executive shall immediately vest upon a Change of Control (as defined herein).

c.
Benefits.  Executive shall be entitled to participate in all incentive, retirement, profit-sharing, life, medical, disability and other benefit plans and programs which the Company may from time to time make generally available to other executive officers of the Company, subject to the provisions of those plans and programs. Without limiting the generality of the foregoing, the Company will provide Executive, his spouse and children, if any, with basic health and dental insurance benefits on the terms that such benefits are provided to other executive officers of the Company and their families.  The Company may delete coverages and otherwise amend and change the type and quantity of benefit plans it provides in its sole discretion.  Executive shall be entitled to paid sick leave in accordance with the Company’s employee policies regarding sick leave as they may change from time to time.

d.
Incentive Bonus Compensation.  Executive shall be entitled to participate in any incentive bonus compensation plan as the Board may adopt from time to time, subject to the performance threshold set forth in Exhibit A hereto; provided, however, Executive may not receive more than 30% of Executive’s base salary for any 12 month period.

e.
Vacation.  Executive shall be entitled to four (4) weeks paid vacation time during each year of the Term.  Executive shall take vacations in accordance with the Company’s employee policies regarding vacations as they may change from time to time.

f.
Life Insurance.   The Company shall provide at least $500,000 in term life insurance on the life of Executive during the Term. The Company shall pay all costs attributable to such coverage which shall not exceed the limit established by the Board for the annual cost of such insurance. Such life insurance shall be at least ten (10) year level premium term life insurance on the life of Executive. Executive shall be the beneficiary of 100% of such policy or policies. If Executive becomes uninsurable at any time during the Term for the maximum annual cost initially established by the Board for such insurance, then the Company shall have no further obligation to provide such life insurance. If Executive’s employment terminates prior to the end of the Term or otherwise upon termination of this Agreement, the Company shall have no further obligation to pay any costs attributable to such coverage, but Executive may assume the premium obligations of this policy or policies upon such termination. In the event Executive desires to assume the premium obligations under the policy or policies and at the time of Executive’s termination of employment the Company has prepaid any premiums, Executive shall pay to the Company the amount of prepayment attributable to any period of coverage after Executive’s termination of employment.

g.
Directors’ and Officers’ Liability Insurance.  The Company agrees to maintain throughout the Term directors’ and officers’ liability insurance covering Executive in his capacity as an officer and director of the Company in the amount of no less than $5,000,000 in aggregate coverage or such greater amount as the Board may determine.

7.           Deductions.  The Company shall deduct and withhold from all compensation payable to Executive all amounts required to be deducted or withheld pursuant to any present or future federal, state, or local law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction or withholding.

8.           Expenses.  The Company shall promptly reimburse Executive, in accordance with the Company’s policies and procedures in effect from time to time, for all expenses reasonably incurred by Executive in performance of Executive’s duties under this Agreement including reimbursement for miles driven by Executive in furtherance of the Company’s business. Executive is responsible for proper substantiation and reporting of actual and incurred expenses.  In addition, during the Term the Company will reimburse Executive for the following expenses, in an aggregate monthly amount not to exceed the limit established by the Board for such expenses:  cell phone, home Internet, car payment, car insurance and other miscellaneous business related expenses.

9.         Termination.  Executive may terminate this Agreement and his employment hereunder prior to the End Date (or the end of any renewal Term), for no reason or as the result of a Constructive Termination as described in Subsection (b) below, upon thirty (30) days’ prior written notice from Executive to the Company, with the termination date being effective upon the lapse of thirty (30) days from the Company’s receipt of such notice of termination (the “Effective Termination Date”).  The Company may terminate this Agreement and Executive’s employment hereunder prior to the End Date (or the end of any renewal Term) (i) upon any Change of Control as described in Subsection (a) below; (ii) in the event of Executive’s Disability as described in Subsection (c) below; or (iii) for cause, as defined in Subsection (d) below, or (iv) without cause subject to Section 10a.ii.

a.           Change of Control.  A “Change of Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or any affiliate thereof or GR Match LLC (or any other affiliate of Guthy-Renker) or any other holder of securities of the Company as of the Effective Date of this Agreement), is or becomes after the Commencement Date the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or Executive) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) the shareholders of the Company approve a merger or consolidation of the Company with, or the sale of the Company to, any other entity and, in connection with such merger, consolidation or sale, individuals who constitute the Board immediately prior to the time any agreement to effect such merger,  consolidation or sale is entered into fail for any reason to constitute at least a majority of the Board of the surviving corporation following the consummation of such merger, consolidation or sale; or

(iii) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity not controlled by the Company.

b.
Constructive Termination.  The term "Constructive Termination" shall mean (i) a change (without the consent of Executive) in the position, authority, duties, responsibilities (including reporting responsibilities) or status with the Company of Executive that is inconsistent in any material and adverse respect with Executive's position, authority, duties, responsibilities or status with the Company as provided in this Agreement, (ii) an adverse change in Executive's title, (iii) any reduction in Executive’s base salary not agreed to by Executive, unless such reduction is concurrent with and part of a Company-wide reduction in salary for all employees, (iv) any breach by the Company of any other material obligation of the Company under this Agreement, (v) any requirement by the Company to relocate Executive to an office outside of Los Angeles County, California or outside a  thirty (30) miles radius from Executive's residence as of the Effective Date, or (vi) any purported termination by the Company of Executive's employment other than as permitted by this Agreement, except in the case of Executive’s Disability.

c.
Disability.  “Executive’s Disability” shall be deemed to occur if Executive suffers a disability that renders Executive unable, as determined in good faith by the Board, to perform the essential functions of the position, even with reasonable accommodation, for 180 days in any 12-month period (“Executive’s Disability”).  For purposes of this Subsection c., the termination date shall be a date specified by the Board.

d.
Cause.  The term "cause" in the event of termination of Executive’s employment by the Company means: (i) the commission of any act of fraud, embezzlement or dishonesty by Executive that is materially and demonstrably injurious to the Company; or (ii) any act or omission by Executive which constitutes a material default or breach of the terms of this Agreement, including, but not limited to Sections 11 and 13.  Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the Board (not counting Executive) at a meeting of the Board (after reasonable notice to Executive and opportunity for Executive, together with his counsel, to be heard before the Board and to cure such conduct within thirty (30) days thereof to the extent curable), finding that in the good faith opinion of the Board, Executive engaged in the conduct described herein, and specifying the particulars thereof.

10.        Consequences of Termination.  In the event of termination as described in Section 9, Company shall be obligated to make payments and provide benefits accrued to Executive within three (3) business days of the termination date.

a.      Termination by Company.

i.
For Cause.  Upon effective termination of Executive by the Company for cause, Executive is entitled to accrued salary, earned and pro rata bonus compensation, vested stock options and vested benefits under the Company’s benefit plans applicable to Executive.  No severance or Post Termination Benefits (as hereinafter defined) will be paid.  The Company shall extend health and dental insurance benefits, at Executive's election and sole cost, to the extent permitted by the Company's policies and benefit plans, for six months after the  termination date, except as otherwise required by law (e.g., COBRA health insurance continuation election).

ii.
Without Cause.  Upon termination of Executive by the Company without cause, or otherwise pursuant to Sections 9a. or 9c., Executive is entitled to accrued but unpaid salary, earned and pro rata bonus compensation, full vesting of all unvested stock and stock options, vested benefits under the Company’s employee benefit plans applicable to Executive and the Post Termination Benefits described in Exhibit “A” herein (the “Post Termination Benefits”).  Company shall extend health and dental insurance benefits, at Executive's election and sole cost, to the extent permitted by Company's policies and benefit plans, for six months after the  termination date, except as otherwise required by law (e.g. COBRA health insurance continuation election).  Except as set forth in this Section 10a.ii., all benefits provided by the Company to Executive under this Agreement or otherwise shall cease on the termination date of Executive’s employment hereunder.

b.      Termination by Executive.

i.
Voluntary.  Where Executive voluntarily terminates Executive's employment with the Company prior to the End Date (or the end of any renewal Term) for any reason other than Constructive Termination, Executive is entitled to accrued but unpaid salary, earned and pro rata bonus compensation, vested stock options, and any benefits required by law.  In such case, the Company shall not owe Executive the Post Termination Benefits.

ii.	Involuntary.

(a)
Where Executive's employment is terminated due to Executive’s death, then Executive’s estate shall receive all of Executive’s accrued but unpaid salary, earned and pro rata bonus compensation, vested stock options and vested benefits under the Company’s employee benefit plans applicable to Executive, but in the case of Executive’s death, the Company shall not owe Executive’s estate the Post Termination Benefits.  Where Executive’s employment is terminated due to Executive’s Disability, then Executive shall be entitled to the compensation and benefits set forth in Section 10a.ii. above.

(b)
Where Executive terminates his employment as a result of Constructive Termination, Executive is entitled to accrued but unpaid salary, earned and pro rata bonus compensation, full vesting of all unvested stock and stock options, vested benefits under the Company’s employee benefit plans applicable to Executive and the Post Termination Benefits.

11.
Technology and Confidential Information.  Executive is retained by the Company in a capacity in which he may generate intellectual property of value to the Company, and under conditions in which he shall have access to Confidential Information which is unique and valuable to the Company and not generally known.  Accordingly, Executive agrees that:

a.	Definitions.

(1)           The term “Intellectual Property” as used in this Agreement includes, for example: concepts; discoveries; developments and technical contributions; manufacturing, engineering and programming techniques; designs; computer software and programs; data and technical information (irrespective of whether in human or machine readable form), inventions (whether or not patentable), works of authorship, mask works; and trademarks and goodwill;

(2)           The term “Affiliated Companies” used in this Agreement means any business entity: (i) which is owned in whole or in part by the Company; (ii) which is owned by a business entity which is owned in whole or in part by the Company; (iii) which owns a controlling interest in the Company; or (iv) in which a controlling interest is owned by a business entity which in turn owns the Company;

(3)           The terms “Intellectual Property Relevant to the Company” and “Relevant Intellectual Property” as used in this Agreement mean: all Intellectual Property including computer source code acquired by the Company from time to time and all Intellectual Property that is utilized in software to be delivered to a customer or potential customer of the Company, that Executive does, alone or jointly with others,

(a)	create, conceive, fix in a tangible medium, make, or reduced to practice during the Term (including any periods of leaves of absence); OR

(b)
first disclose to others, fix in a tangible medium, make, or reduce to practice, within a period of one year after the termination of employment with the Company, except such items which Executive can prove were conceived by Executive after the termination of this Agreement and not under circumstances contrary to any provision this Agreement.

AND

(c)	directly or indirectly results from tasks which have been or may be assigned to Executive by the Company; OR

(d)	relates to the existing or contemplated business or interest of the Company or any Affiliated Company, or to fields which Executive has been or may be directed to investigate.

(4)           The term “Confidential Information” as used in this Agreement means any and all Intellectual Property and technical and business information which:

(a)	concerns or relates to any aspect of the business of the Company or any Affiliated Company,

(b)	is owned or used by the Company or any Affiliated Company, or

(c)	is, for any reason, otherwise treated as confidential by the Company or an Affiliated Company;

except such items which Executive can reasonably show  were:

(d)	publicly and openly known (i.e., in the public domain) prior to the date of this Agreement, or

(e)	subsequent to the date of this Agreement, became publicly and openly known through no fault of Executive.

b.
Development and Disclosure of Intellectual Property To The Company. During the Term, Executive will assist the Company in the discovery, perfection and development of Intellectual Property and will, at all times, promptly and fully disclose all such Intellectual Property to the Company, recognizing that any Intellectual Property Relevant to the Company shall be the exclusive property of the Company or its nominee, whether or not reduced to practice, published, or patented, copyrighted or licensed to others.

c.
Assignment. Executive hereby assigns (and will assign without further consideration, except as may be provided by statute) to the Company or its nominee all rights to all Relevant Intellectual Property (whether or not patentable, copyrightable, or susceptible to any other form of protection) in the United States and all foreign countries.  This assignment includes, among other things:

(1)	The full and exclusive right, title and interest to such Relevant Intellectual Property, in the United States and all other countries;

(2)	The right of priority and all other rights under any and all international agreements to which the United States of America adheres;

(3)	The right to file and prosecute applications in any and all countries for patents, copyright registrations, design registrations, mask work protection and/or other protection; and

(4)
All applications for patents, copyright registrations, design registrations, mask work protection and/or other protection, and all patents, registrations and the like which result in such applications.

d.
Work for Hire. Any copyrightable works comprising Relevant Intellectual Property will be Works for Hire under the copyright laws of the United States with respect to all of the rights comprised in the copyright, including any separate contributions to collective works.

e.
No Inconsistent Acts; Assistance to the Company. Executive shall not, at any time during the Term or thereafter, take, or cause any action or omission which would be inconsistent with or tend to impair the rights of the Company or any Affiliated Company in Relevant Intellectual Property or in Confidential Information, and Executive will provide reasonable assistance to the Company to obtain, maintain and protect its rights in Relevant Intellectual Property, and its rights in Confidential Information to which Executive had access during the term. Notwithstanding the foregoing, if Executive’s assistance is required after termination of this Agreement to obtain, maintain and protect the Company’s rights in the Confidential Information and Relevant Intellectual Property the Company shall pay Executive $750.00 per hour for each hour Executive provides such assistance.

f.
No Unauthorized Disclosure or Use of Confidential Information. Executive acknowledges that any unauthorized disclosure or use of Confidential Information to which he shall have access by virtue of his position in the Company would cause the Company irreparable injury or loss.  Accordingly, Executive shall not, at any time during the Term or for a period of one (1) year thereafter, use any Confidential Information in any manner not expressly authorized by the Company and, unless Executive has prior written authorization from the Company, shall not disclose to others any Confidential Information or use any Confidential Information other than as required in the performance of Executive’s duties under this Agreement.

g.
Return of Confidential Information And Company Materials. Upon termination of this Agreement, Executive will return to the Company all Confidential Information, and any other documents relating to the business of the Company or any Affiliated Company, and all Company documents, equipment and supplies that may be in Executive’s possession.  Executive will return to Company all copies of documents, drawings, software and programs, including all recordings on magnetic, optical or other media, and all listings, and shall not take or retain any copies thereof.

h.	Term. Executive shall not be subject to the above terms after 1 year from termination of employment.

12.
Injunctive Relief.  The parties agree that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Section 11 of this Agreement by Executive, and in the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, obtain and enforce an injunction prohibiting Executive from violating this Agreement and requiring Executive to comply with its terms.

13.
Executive’s Representations.  Executive hereby represents and warrants to Company that he: (a) is not now under any contractual or quasi-contractual obligation that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair Executive’s performance of his obligations under this Agreement; (b) that he has been advised that he may seek the advice and representation of independent counsel prior to entering into this Agreement; and (c) fully understands its terms and provisions.

14.
Attorneys’ Fees.  If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach of this Agreement, the prevailing party shall be entitled to reasonable attorney fees, as well as costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

15.
Notices.  Any notices provided hereunder must be in writing and shall be deemed effective on the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing first class mail to the recipient at the address indicated below:

CYBERDEFENDER CORPORATION	EXECUTIVE

617 West 7th Street, Suite 1000	11821 Balboa Blvd.
Los Angeles, CA 90017	Granada Hills, CA 91344

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

16.
Severability.  If any term, provision, or part of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, provisions and parts of this Agreement shall nevertheless remain in full force and effect.  On such finding that any term, provision, or part of this Agreement is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the parties’ original intent as closely as possible to the end that the transactions contemplated by this Agreement and the terms and provisions of this Agreement are fulfilled to the greatest extent possible.

17.
Entire Agreement.  This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter of the Agreement and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.  Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to Executive’s employment by the Company, or the payment of any compensation or the provision of any benefit in connection therewith or otherwise, are hereby terminated and shall be of no further force and effect.

18.
Counterparts.  This Agreement may be executed in counterparts which, taken together, will constitute one and the same Agreement.  The parties may deliver their signatures electronically by facsimile or email delivery of portable data files (PDFs), with the effect as if they had delivered original wet-ink signatures.

19.
Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his rights or duties under this Agreement without the Company’s prior written consent.

20.
Amendments.  No amendments or other modifications to this Agreement may be made except by a writing signed by both parties.  Except for Executive’s estate or legal representative and affiliates of the Company, nothing in this Agreement, express or implied, is intended to confer on any third person any rights or remedies under or because of this Agreement.

21.	Choice of Law. Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

22.	Recitals Incorporated. The recitals hereof are incorporated herein and made a part of this Agreement.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Key Executive Employment Agreement as of the date first written above.

CYBERDEFENDER CORPORATION

By:	/s/ Gary Guseinov
Name: Gary Guseinov
Title: Chief Executive Officer

/s/ Igor Barash
IGOR BARASH

EXHIBIT A

1.           Job Description –

Executive shall perform such duties as are consistent with his position as Chief Information Officer and as may be reasonably required by the Board. Such duties shall specifically include, without limitation, optimization of all current and new Company products.  Products shall include those specifically created within the Company, products licensed from third parties, and all other products as sold by the Company.  Executive shall focus specifically on sales conversion of existing and new products and demonstrate measurable improvement quarter over quarter during the Term for said products, with a minimum of an average 15% increase in visitor-to-order ratios from the prior quarter across all product channels combined for each quarter.  Product channels shall include online (SEM, CNET) and offline (Radio and TV).  Executive must meet this threshold for in order to be eligible for any discretionary incentive bonus as contemplated in section 6(d).  Quarterly performance measurements shall commence on July 1, 2010 and continue throughout the Term.

2.           Post Termination Benefits – “Post Termination Benefits” means (i) continuing payment of Executive’s base salary in effect at the time of termination for the greater of 6 months following the date of termination or the balance of the then applicable Term, and (ii) continuing coverage of Executive, his spouse and children, if any, at the Company’s expense, under any health and dental insurance plans that covered Executive immediately prior to termination, for a period of six (6) months following the date of termination.

ACKNOWLEDGED:         Executive: /s/ IB              Company: /s/ GG